Exhibit 99.1

For Immediate Release

FULL HOUSE RESORTS ANNOUNCES LITIGATION SETTLEMENT

CLEARING WAY FOR DEVELOPMENT

Las Vegas - October 3, 2006 - Full House Resorts (AMEX: FLL) announced today that the Nottawaseppi Huron Band of Potawatomi Indians (the Tribe) and the United States Department of Justice on behalf of the Bureau of Indian Affairs have entered into a settlement agreement with Citizens Exposing Truth About Casinos (CETAC) to settle long-standing litigation which has stalled the Tribe’s casino gaming project near Battle Creek, Michigan. The terms of the settlement specifically include the dismissal of the pending lawsuit in United States District Court in Washington, DC and dismissal of an injunction previously entered against the BIA. The BIA is now free to take the land for the casino into trust on behalf of the Tribe and for the Tribe to proceed with the development of the gaming facility.

Andre M. Hilliou, Chief Executive Officer of Full House said, “This is the break-through we have been waiting for. After almost 10 years of planning and pre-development, we are now in a position to start the actual budgeting, design and construction of this facility. As I have said before, we intend to develop a world-class entertainment center, providing jobs and much needed economic vitality to an area, which recently was once again hit by the economic downturn.”

About Full House Resorts, Inc.

Full House develops and manages gaming facilities. Full House manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware, along with the owner of the adjacent racetrack. Midway Slots and Simulcast has a total of 1,581 gaming devices, a 350-seat buffet, a 50-seat diner, gourmet Steak House and an entertainment lounge. The Company also has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for the development and management of a first-class casino/resort with more than 2,000 gaming devices in the Battle Creek, Michigan area, which is currently in development. In addition, the Company has a Gaming Management Agreement with the Nambé Pueblo of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino and with the Northern Cheyenne Nation of Montana for the development and management of a 27,000 square foot gaming facility. The Company was recently selected by both the Manuelito Chapter of Navajo Indians to develop and manage a gaming facility near Gallup, New Mexico and the Shiprock Chapter of Navajo Indians to develop and manage a gaming facility at Shiprock, New Mexico, subject to the approval of the Navajo Nation. The Company recently signed an agreement to acquire the Stockman’s Casino and Holiday Inn Express in Fallon, Nevada. A closing is anticipated in early 2007 subject to regulatory approvals. Stockman’s Casino completed a renovation, which results in a total of almost 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a popular coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center. Further information about the Company can be viewed on our web site at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for our business. Although our management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties, including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-KSB for the most recently ended fiscal year.

For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in our forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.

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For further information, contact:

Andre M. Hilliou, Chief Executive Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com